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                                                                     EXHIBIT 4.4

                        GEAC COMPUTER CORPORATION LIMITED

                        2003 EMPLOYEE STOCK PURCHASE PLAN

1.       PURPOSE.

         The Geac Computer Corporation Limited 2003 Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of Geac Computer Corporation Limited (the "Company") will have an opportunity to acquire an ownership interest (or increase an existing ownership interest) in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the United States Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.       DEFINITIONS.

                  "Administrative Agent" has the meaning ascribed thereto in Paragraph 13 hereof.

                  "Board" means the Board of Directors of the Company.

                  "Committee" means the Compensation Committee of the Board.

                  "Common Stock" means the common shares, without par value, of the Company.

                  "Company" shall also include any Parent or Subsidiary of Geac Computer Corporation Limited designated by the Board, unless the context otherwise requires.

                  "Compensation" means, for the purpose of any Offering pursuant to this Plan, base pay in effect as of the Offering Commencement Date (as hereinafter defined). Compensation shall not include any deferred compensation other than salary reduction contributions under a cash or deferred arrangement pursuant to Section 401(k) of the Code, salary reduction amounts under a cafeteria plan pursuant to Section 125 of the Code, and salary reduction amounts pursuant to a qualified transportation fringe benefit program pursuant to Section 132(f) of the Code.

                  "Employee" means any person who is customarily employed at least 20 hours per week and more than five months in a calendar year by the Company.

                  "Parent" shall mean any present or future corporation which is or would constitute a "parent corporation" as that term is defined in Section 424 of the Code.

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                  "Subsidiary" shall mean any present or future corporation
                  which is or would constitute a "subsidiary corporation" as that term is defined in Section 424 of the Code.

3.       ELIGIBILITY.

         (a) Participation in the Plan is completely voluntary. Participation in any one or more of the offerings under the Plan shall neither limit, nor require, participation in any other offering.

         (b) Each employee shall be eligible to participate in the Plan on the first Offering Commencement Date, as hereafter defined, following the completion of two (2) full calendar months of continuous service with the Company. Notwithstanding the foregoing, no employee shall be granted an option under the
                  Plan:

                  (i) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary; for purposes of this Paragraph the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee; or

                  (ii) if the grant permits the employee's rights to purchase stock under all Section 423 employee stock purchase plans of the Company and any Parent or Subsidiary to exceed $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; for purposes of this Paragraph, the rules of Section 423(b)(8) of the Code shall apply; or

                  (iii) if the employee is a resident of a jurisdiction and the laws of such jurisdiction would make the participation of such employee in the Plan impractical.

4.       OFFERING DATES.

         The right to purchase stock hereunder shall be made available through offerings (the "Offering" or "Offerings") to employees eligible in accordance with Paragraph 3 hereof. The Committee will, in its discretion, determine the applicable date of commencement ("Offering Commencement Date") and termination ("Offering Termination Date") for each Offering and the number of Offerings to be made available under the Plan. Participation in any one or more of the Offerings under the Plan shall neither limit, nor require, participation in any other Offering.

5.       PARTICIPATION.

         Any eligible employee may become a participant by completing a payroll deduction authorization form provided by the Company and filing it with the office of the plan

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administrator appointed by the Committee (the "Plan Administrator") 20 days prior to an applicable Offering Commencement Date, as determined by the Committee pursuant to Paragraph 4. A participant who obtains shares of Common Stock in one Offering will be deemed to have elected to participate in each subsequent Offering, provided such participant is eligible to participate during each such subsequent Offering and provided that such participant has not specifically elected not to participate in such subsequent Offering. Such participant will also be deemed to have authorized the same payroll deductions under Paragraph 6 hereof for each such subsequent Offering as in the immediately preceding Offering; provided however, that, during the enrollment period prior to each new Offering, the participant may elect to change such participant's payroll deductions by submitting a new payroll deduction authorization form or elect not to participate in the new Offering.

6.       PAYROLL DEDUCTIONS.

         (a) At the time a participant files his authorization for a payroll deduction, he shall elect to have deductions made from his pay on each payday during any Offering in which he is a participant at a specified percentage of his Compensation as determined on the applicable Offering Commencement Date; said percentage shall be in increments of one percent up to a maximum percentage of ten percent.

         (b) Payroll deductions for a participant shall commence on the applicable Offering Commencement Date when his authorization for a payroll deduction becomes effective and subject to the last sentence of Paragraph 5 shall end on the Offering Termination Date of the Offering to which such authorization is applicable unless sooner terminated by the participant as provided in Paragraph 10.

         (c) All payroll deductions made for a participant shall be credited to his account under the Plan. A participant may not make any separate cash payment into such account.

         (d) A participant may withdraw from the Plan at any time during the applicable Offering period.

7.       GRANTING OF OPTION.

         (a) Except as provided in clause (ii) of Paragraph 3(b), on the Offering Commencement Date of each Offering, a participating employee shall be deemed to have been granted an option to purchase a maximum number of shares of the Common Stock equal to two times an amount determined as follows: 85% of the market value per share of the Common Stock on the applicable Offering Commencement Date shall be divided into an amount equal to the percentage of the employee's Compensation which he has elected to have withheld multiplied by the employee's Compensation over the Offering period. Such market value per share of the Common Stock shall be determined as provided in clause (i) of Paragraph 7(b).

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         (b)      The option price of the Common Stock purchased with payroll deductions made during each such Offering for a participant therein shall be the lower of:

                  (i) The Applicable Percentage (as defined below) of: (A) the closing price per share on the Offering Commencement Date, as reported (I) by the Toronto Stock Exchange or other nationally recognized stock exchange in Canada or the United States on which the Common Stock is listed, or (II) if the Common Stock is not listed on such an exchange, by the National Association of Securities Dealers Automated Quotation System ("Nasdaq") National Market System or, (B) if the Common Stock is not listed on the Nasdaq National Market System but is otherwise publicly traded over-the-counter, the mean of the bid and asked prices per share on the Offering Commencement Date or, (C) if the Common Stock is not traded over-the-counter, the fair market value on the Offering Commencement Date as determined by the Committee; and

                  (ii) The Applicable Percentage of: (A) the closing price per share on the Offering Termination Date, as reported (I) by the Toronto Stock Exchange Toronto Stock Exchange or other nationally recognized stock exchange in Canada or the United States on which the Common Stock is listed, or, (II) if the Common Stock is not listed on such an exchange, by the Nasdaq National Market System or, (B) if the Common Stock is not listed on the Nasdaq National Market System but is otherwise publicly traded over-the-counter, of the mean of the bid and asked prices per share on the Offering Termination Date or, (C) if the Common Stock is not traded over-the-counter, of the fair market value on the Offering Termination Date as determined by the Committee.

                  (iii) For purposes of clauses (i) and (ii) above, the "Applicable Percentage" shall be equal to 85%.

8.       EXERCISE OF OPTION.

         (a) Unless a participant gives written notice to the Plan Administrator as hereinafter provided, his option for the purchase of Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted the employee pursuant to Paragraph 7(a)), and any excess in his account at that time, other than amounts representing fractional shares, will be returned to him. For greater certainty, all options granted hereunder in respect of an Offering shall expire immediately following the Offering Termination Date applicable to such Offering.

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         (b)      Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares shall be automatically carried forward to the next Offering unless the participant elects, by written notice to the Plan Administrator, to have the excess cash returned to him.

9.       DELIVERY OF SHARES.

         The Company will deliver to each participant (as promptly as possible after the appropriate Offering Termination Date), a certificate representing the Common Stock purchased upon exercise of his option. In lieu of issuing new shares of Common Stock, the Company may, in its sole discretion, elect to deliver to the Administrative Agent, on behalf of participants (as promptly as possible after the appropriate Offering Termination Date) sufficient funds to permit the appropriate number of shares of Common Stock exercised on said Offering Termination Date pursuant to Paragraph 8(a) to be purchased in the open market with instructions to deposit in an account established by the Administrative Agent in each participant's name the number of shares purchased by each participant on said Offering Termination Date.

10.      WITHDRAWAL AND TERMINATION.

         (a) Prior to the Offering Termination Date for an Offering, any participant may withdraw the payroll deductions credited to his account under the Plan for such Offering by giving written notice to the Plan Administrator. All of the participant's payroll deductions credited to such account will be paid to him promptly after receipt of notice of withdrawal, without interest, and no future payroll deductions will be made from his pay during such Offering. The Company will treat any attempt to borrow by a participant on the security of accumulated payroll deductions as an election to withdraw such deductions.

         (b) A participant's election not to participate in, or withdrawal from, any Offering will not have any effect upon his eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

         (c) Upon the date of notice of termination of the participant's employment for any reason, including retirement but excluding death, the payroll deductions credited to his account will be returned to him, or, in the case of his death, to the person or persons entitled thereto under Paragraph 14.

         (d) Upon termination of the participant's employment because of death, his beneficiary (as defined in Paragraph 14) shall have the right to elect, by written notice given to the Plan Administrator prior to the expiration of a period of 90 days commencing with the date of the death of the participant, but not beyond the Offering Termination Date next following the date of death, either:

                  (i) to withdraw all of the payroll deductions credited to the participant's account under the Plan; or

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                  (ii)     to exercise the participant's option for the purchase
                           of stock on the Offering Termination Date next following the date of the participant's death for the purchase of the number of full shares which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price (subject to the limitation contained in Paragraph 7(a)), and any excess in such account will be returned to said beneficiary. In the event that no such written notice of election shall be duly received by the office of the Plan Administrator, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant's account at the date of the participant's death and the same will be paid promptly to said beneficiary.

11.      INTEREST.

         No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participating employee.

12.      STOCK.

         (a) The maximum number of shares of Common Stock available for issuance and purchase by employees under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 17, shall be 2,000,000 shares of Common Stock. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Paragraph 8 exceeds the maximum number of shares for the applicable Offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in an equitable manner, and the balances of payroll deductions credited to the account of each participant under the Plan shall be returned to the participant.

         (b) The participant will have no interest in stock covered by any option granted hereunder until such option has been exercised.

13.      ADMINISTRATION.

         The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan and adoption of rules and regulations for administering the Plan shall be made by the Committee. Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee. The Committee may also from time to time appoint an administrative agent (the "Administrative Agent") to administer such aspects of the Plan pursuant to an agreement with such agent that sets out, among other things, such rules and regulations relating to the operation of the Plan as the Committee may in its sole discretion determine.

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14.      DESIGNATION OF BENEFICIARY.

         A participant shall file with the Plan Administrator a written designation of a beneficiary who is to receive any Common Stock and/or cash under the Plan. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the participant. No beneficiary shall prior to the death of the participant by whom he has been designated, acquire any interest in the Common Stock and/or cash credited to the participant under the Plan.

15.      TRANSFERABILITY.

         Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 10.

16.      USE OF FUNDS.

         All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.      EFFECT OF CHANGES OF COMMON STOCK.

         If the Company shall subdivide or reclassify the Common Stock which has been or may be subject to options under this Plan, or shall declare thereon any dividend payable in shares of such Common Stock, or shall take any other action of a similar nature affecting such Common Stock, then the number and class of shares of Common Stock which may thereafter be subject to options under the Plan (in the aggregate and to any participant) shall be adjusted accordingly and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve the rights of the holder of such option.

18.      AMENDMENT OR TERMINATION.

         The Board may at any time terminate or amend the Plan. Upon such termination of the Plan, the payroll deductions credited to a participant's account will be returned to him and no Common Stock will be issued in respect thereof.

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19.      NOTICES.

         All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Plan Administrator.

20.      EFFECT OF CERTAIN TRANSACTIONS.

         If the Company is a party to a reorganization or merger with one or more other corporations, whether or not the Company is the surviving or resulting corporation, or if the Company consolidates with or into one or more other corporations, or if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation (each hereinafter referred to as a "Transaction"), in any such event while an Offering is in progress under Section 4 hereof, then: (i) after the effective date of such Transaction options shall remain outstanding and shall be exercisable in shares of common Stock, or, if applicable, shares of such stock or other securities, cash or property as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (ii) the Board may accelerate the Offering Termination Date to a date coincident with or prior to the effective date of such Transaction.

21.      APPROVAL OF SHAREHOLDERS.

         The Plan is subject to the approval of the shareholders of the Company at their next annual meeting or at any special meeting of the shareholders for which one of the purposes shall be to act upon the Plan.

22.      GOVERNMENTAL AND OTHER REGULATIONS.

         The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Plan shall be governed by, and construed and enforced in accordance with, the provisions of Sections 421, 423 and 424 of the Code and the substantive laws of the Province of Ontario and the federal laws of Canada applicable therein. In the event of any inconsistency between such provisions of the Code and any such laws, such provisions of the Code shall govern to the extent necessary to preserve favorable United States federal income tax treatment afforded employee stock purchase plans under Section 423 of the Code.

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